Exhibit 99.1

                   New York Community Bancorp, Inc.
                Raises Quarterly Cash Dividend by 12%

   WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 21, 2004--New York Community Bancorp, Inc. (NYSE:NYB) today announced that its Board of Directors has raised the quarterly cash dividend to $0.28 per share, based on the number of shares held prior to the 4-for-3 stock split that was declared last week and that is to be paid in the form of a 33-1/3% stock dividend on February 17, 2004.
   Like the stock dividend, the cash dividend will be paid on the 17th of February, to shareholders of record at the close of business on February 2, 2004. On a split-adjusted basis, shareholders will receive a cash dividend that is 12% higher on 33-1/3% more shares.
   Commenting on the Board's action, President and Chief Executive Officer Joseph R. Ficalora stated, "like the stock split we declared last week, the increase in the cash dividend reiterates our commitment to our shareholders and our confidence in our earnings capacity. We have now increased our dividend for five consecutive quarters; the current dividend is 87% higher than the dividend paid in the fourth quarter of 2002."

   New York Community Bancorp, Inc. is the holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the largest producers of multi-family mortgage loans in New York City. Additional information about the Company is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420